Exhibit 10
[Masco Corporation letterhead]

July 27, 2018

RE: Employment Offer

Scott McDowell
[Home address removed]

Dear Scott:

I am pleased to confirm your offer of employment for the position of Vice President, Masco Operating System for Masco Corporation, reporting to Keith Allman. This offer includes:

Cash Compensation

Your rate of pay is $14,615.38 bi-weekly. Projected on an annualized basis, it amounts to $380,000 with your first salary review to be in April 2019.

You will also be eligible to participate in our annual discretionary performance bonus program. Your standard bonus opportunity is 50% of your annual base salary. In a typical year, your bonus percent can range from 0% to 100% of your annual base salary depending on Company and individual performance. Bonuses are determined after year-end and are normally paid out in February. Contingent on your employment beginning by no later than August 27, 2018, your bonus for 2018 will be guaranteed at $162,500 to be paid in February of 2019.

Non-Cash Compensation

As part of your hiring package, we will recommend to the Organization and Compensation Committee of the Masco Board of Directors (the “Committee”) your eligibility to participate in the Company’s discretionary annual performance incentive stock program. Your standard stock award opportunity is 50% of your annual base salary. In a typical year, your stock award can range from 0% to100% of your annual base salary depending on Company and individual performance. Stock awards are determined at year-end and are normally communicated in February. All awards under Masco’s annual performance stock program have a 20%, five-year vesting schedule. Currently, all unvested shares also pay a dividend if declared by the Company. Contingent on your employment beginning by no later than August 27, 2018 and subject to the Committee’s approval, your stock award for 2018 will be guaranteed at the equivalent share value of $162,500 in February of 2019.

An initial stock award will be recommended in the amount of 12,000 shares of Masco Corporation common stock. Up to a four (4) month waiting period (from start of employment) may be required prior to submission to the Committee for approval. All stock grants, including this initial award, are governed by plan documents that are provided at the time the grant is issued, and require your acceptance of the terms of these documents. This initial award will have a 20%, five-year vesting schedule. Currently, all unvested shares receive dividends if declared by the Company.

Effective January 1, 2019, you will be eligible to participate in our discretionary long term stock incentive program. Your target award percent is 50% of your annual base salary. In a typical year, your award can range from 0% to 100% of your annual base salary depending on Company and individual performance. Awards are determined after the end of the three-year performance period.

Masco considers the granting of stock options annually to motivate key executives to improve our share price and to align their long-term interests with those of shareholders.  You will be eligible for participation in this program.

Exhibit 10
[Masco Corporation letterhead]

An initial stock option grant will be recommended in the amount of 15,000 shares. Up to a four (4) month waiting period (from start of employment) may be required prior to submission to the Committee for approval. All stock option grants, including this initial award, are governed by plan documents that are provided at the time the grant is issued, and require your acceptance of the terms of these documents. This initial award will have a 20%, five-year vesting schedule.

Benefits

You will also be eligible to participate in all of the health and welfare benefit programs of Masco Corporation as a full-time regular employee. Your health insurance begins on the first of the month following 30 days of employment. You will also be eligible to participate in the 401(k) Plan immediately. The match formula is 100% of the first 4% of your compensation deferred to the plan, subject to IRS 401(k) plan contribution limits. Company matching contributions are immediately 100% vested.

You will also participate in the Masco Corporation discretionary profit sharing plan beginning January 1, 2019 with your eligibility for the initial contribution based on 2019 results. After the end of each year, our Committee approves the Company contribution percentage based on the profitability of Masco Corporation for the preceding year. For 2017, the profit sharing contribution was 8.3% of annual earnings (salary and cash bonus). You will become 100% vested in this benefit after completing three years of service.

In addition to the qualified Profit Sharing and 401(k) Plans, Masco provides a Benefit Restoration Plan designed to restore profit sharing and 401(k) benefits that you would otherwise lose due to IRS compensation limits that apply to these qualified plans.  You will become 100% vested in this benefit after completing three years of service.

You will also be eligible for four weeks of Company paid time off each service year, in addition to the normal holiday schedule for Masco Corporate. These benefits along with additional health, welfare, and other Company-sponsored benefits, will be explained in detail on your start date.

Relocation Assistance

We have agreed that you will be commuting in your new role with the Company. During this commuting period you will receive a special allowance reflecting the pre-tax payment of $5,600 per month (paid bi-weekly).  This is approximately $67,200 per year which, on an after-tax basis, represents a reasonable cost for local housing and to offset travel costs associated with regular trips to Michigan.

However, you will be eligible for relocation assistance should you wish to relocate from your current residence to the Detroit, Michigan area within the first twenty-four (24) months of your employment with Masco. To assist you with your move, you will be eligible for the Masco Executive Relocation Assistance benefits. If you have relocation questions, please discuss them me. In the event you should leave Masco Corporation within two years of your date of relocation for reasons other than ours, you will reimburse Masco Corporation for the monies associated with your relocation benefits, including allowance, noted in the relocation assistance guidelines.

Severance Protection

Should your employment be involuntarily terminated for any reason other than misconduct or cause within 24 months of your hire date, you will be eligible for a severance payment of 12 months base salary and target bonus. These severance payments would be in consideration for and contingent upon your signing and adhering to the terms of the Company’s general release of liability, including a confidentiality agreement, a non-compete agreement, and such other terms as the Company requires.

Exhibit 10
[Masco Corporation letterhead]

This letter is intended to answer many of the questions that you may have concerning your employment, but should not be construed as a contract of employment or a binding obligation without unrestricted right of the Company to modify or terminate the provisions provided herein. In any case, at all times during your employment you will be an “at will” employee, which means that your employment may be terminated at any time with or without cause. Upon your start date, you will be required to sign Confidentiality and Non-Compete Agreements, and Masco’s Legal and Ethical Standards Compliance Program. Additionally, your employment is contingent on the successful completion of a pre-employment background investigation and drug screen.
If the terms of our offer meet with your approval, please print and sign a copy of this letter and return to me via email at renee_straber@mascohq.com.
Scott, we believe we can offer you an exciting and challenging opportunity for your personal and professional growth and are convinced you can make a significant contribution in this leadership role for Masco! If you have any questions, please call me at 313.792.6467.
Sincerely,
/s/ RENEE STRABER
Renee Straber
Chief Human Resource Officer

Copy:     Keith Allman

Offer Accepted:

Signature: /s/ SCOTT MCDOWELL        Date:         7-31-18